UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 14, 2010

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-25705	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 266-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The May Plan Support Agreement and The Backstop Commitment Agreement

On May 14, 2010, GSI Group Inc. (the “Company”) and two of its United States subsidiaries, GSI Group Corporation (“GSI”) and MES International, Inc. (“MES” and, collectively with the Company and GSI, the “Debtors”) entered into a Restructuring Plan Support Agreement (the “May Plan Support Agreement”) with the Official Committee of Equity Holders in the Debtors’ Chapter 11 cases (the “Equity Committee”), the individual members of the Equity Committee (the “Committee Members”) and eight of the ten beneficial holders (the “Consenting Noteholders”) of GSI’s 11% Senior Notes due 2013 in the principal amount of $210 million (the “Senior Notes”). The Consenting Noteholders hold approximately 88.1% of the outstanding principal amount of the Senior Notes. Pursuant to the May Plan Support Agreement, the Equity Committee, the Committee Members and the Consenting Noteholders have agreed to support a modified plan, in the form of the Fourth Modified Joint Chapter 11 Plan of Reorganization for the Debtors as filed with the United States Bankruptcy Court for the District of Delaware (the “Court”) on May 14, 2010, and attached as Exhibit A to the May Plan Support Agreement (the “May Plan”). The May Plan forms a part of the May Plan Support Agreement. In connection with the May Plan Support Agreement, the Debtors and the Consenting Noteholders entered into a Backstop Commitment Agreement (“Backstop Commitment Agreement”) on May 14, 2010, pursuant to which the Consenting Noteholders (“Backstop Investors”) have agreed to backstop the rights offering contemplated by the May Plan. The Backstop Commitment Agreement was also filed with the Court on May 14, 2010.

Background

On November 20, 2009 (the “Petition Date”), the Debtors entered into a Noteholder Restructuring Plan Support Agreement (the “November Plan Support Agreement”) with the Consenting Noteholders. Pursuant to such agreement, the Consenting Noteholders agreed, subject to certain conditions, to support the Joint Chapter 11 Plan of Reorganization (the “November Plan”) proposed by the Debtors, which was filed together with the Debtors’ voluntary petitions for relief (the “Chapter 11 Petitions”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the Court (the “Chapter 11 Cases”) on the Petition Date and modified on January 8, 2010. On March 16, 2010, the Debtors and the Consenting Noteholders agreed to amend the November Plan Support Agreement (the “March Plan Support Agreement”) and the Consenting Noteholders agreed to support a modified plan, which was filed with the Court on March 16, 2010 and subsequently further modified and filed on April 9, 2010 (the “April Plan”).

Following the Petition Date, the Debtors have continued to operate their business as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

On May 7, 2010, the Debtors reached an agreement in principle with the Equity Committee and the Consenting Noteholders as to modifications to the April Plan and a new plan support agreement. The May Plan Support Agreement is consistent with the terms of this agreement in principle and supersedes the March Plan Support Agreement.

The May Plan as Contemplated by the May Plan Support Agreement

Under the May Plan, the Company’s existing shareholders (including those shareholders who may also be noteholders) would retain an ownership in the Company of between 48.9% and 87.3% of the Company’s post-reorganization common shares, subject to the release and distribution of new common shares placed in reserve until resolution of certain pending litigation unrelated to the Chapter 11 Cases and depending on the level of shareholder participation in the proposed rights offering. Under the terms of the rights offering, the Company’s shareholders will have a right to buy up to $85 million in the aggregate of new common shares of the reorganized Company for a purchase price of $1.80 per share. All of the proceeds from the rights offering, together with approximately $10 million of the Company’s cash, would be used for partial satisfaction of the Senior Notes. In addition, the Backstop Investors would exchange a minimum of $20 million of Senior Notes for new common shares of the reorganized Company at $1.80 per share, regardless of the number of shares purchased by shareholders in the rights offering. Senior Notes in the principal amount of $5 million would also be exchanged for additional common shares of the reorganized Company at $1.80 per share. The principal amount of Senior

Notes remaining after these various exchanges then would be exchanged for new senior secured notes (the “New Senior Notes”) on terms substantially similar to those contemplated by the April Plan and set forth in the form of indenture filed with the Court on May 14, 2010. Pursuant to the May Plan, the noteholders also will receive payment in cash of all pre- and post petition interest accrued on the Senior Notes.

The capitalization of the Company following the consummation of the transactions contemplated by the May Plan will depend on the level of shareholder participation in the rights offering. If no shareholders were to subscribe for new common shares in the rights offering, the existing shareholders (including those shareholders who may also be noteholders) would receive up to 48.9% of the Company’s post-reorganization outstanding shares (subject to the distribution of the above mentioned reserve), the noteholders would receive approximately 51.1% of the Company’s post-reorganization outstanding shares, and the Company would issue $110 million in principal amount of New Senior Notes. If the rights offering were fully subscribed by the shareholders, the existing shareholders (including those shareholders who may also be noteholders) would receive approximately 87.3% of the Company’s post-reorganization outstanding shares (subject to the distribution of the above mentioned reserve), the noteholders would receive approximately 12.7% of the Company’s post-reorganization outstanding shares, and the Company would issue $90 million in principal amount of New Senior Notes.

Pursuant to the May Plan, the Company’s subsidiary GSI Group Limited (“GSI UK”) would, on account of its unsecured note, share ratably in the distributions to the noteholders (aggregate distributions by the Company would be increased to reflect the amount of the GSI UK note), provided that the parties to the May Plan Support Agreement have agreed that the treatment of the GSI UK note may be modified in certain circumstances, including, without limitation, to provide for the reinstatement of the claims based on the GSI UK note as a substitute treatment of the claims arising under such note.

As contemplated by the May Plan, the reorganized Company’s board of directors would be comprised of seven directors, to include two directors selected by the Required Noteholders (as that term is defined in the May Plan Support Agreement), two directors with industry expertise selected by the Equity Committee, one director selected by mutual agreement between the Required Noteholders and the Equity Committee, one director to be selected from the Company’s current board of directors, and the chief restructuring officer of the reorganized Company.

The recoveries summarized above and the other modified terms of the Company’s restructuring are more fully described in the May Plan, which is an exhibit to the May Plan Support Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

The May Plan Support Agreement.

The Debtors’ proposed financial restructuring, as set forth in the May Plan, has the support of the Equity Committee, the Committee Members and the Consenting Noteholders, who collectively hold approximately 88.1% in principal amount of the outstanding Senior Notes and make up 80% in number of all holders of the Senior Notes. The May Plan Support Agreement supersedes the March Plan Support Agreement.

The May Plan Support Agreement requires the Equity Committee, the Committee Members and the Consenting Noteholders, and their successors and assigns, (i) to support the May Plan by agreeing to change any prior votes against and not to withdraw, change or revoke any prior votes in favor of the Plan, and if the Court requires additional solicitation of votes for the May Plan, to vote for the May Plan, (ii) not to object to confirmation of the May Plan and not to object to, or otherwise commence, any proceeding to oppose or alter the May Plan or support an alternative restructuring, and (iii) except as otherwise permitted in the May Plan Support Agreement, not to take any other action, including commencing any legal proceeding, that is inconsistent with, or that would materially prevent, hinder or delay the consummation of, the restructuring.

The May Plan Support Agreement provides that the Company, subject to its fiduciary duties, shall use its best efforts to (i) support and complete the restructuring and all transactions contemplated by the May Plan, (ii) take any and all necessary and appropriate actions in furtherance of the restructuring, (iii) complete the restructuring and all transactions contemplated under the May Plan within set time-frames, (iv) obtain any and all required regulatory and/or third-party approvals for the restructuring, and (v) not directly or indirectly seek, solicit, support, consent to, or participate in the negotiation or formulation of alternate plans of reorganization, certain other corporate transactions, such as mergers, dissolutions, or a sale of substantially all of the Company’s assets or any other action that is inconsistent with the reorganization as contemplated by the May Plan Support Agreement.

The May Plan Support Agreement further provides that, if the Company, in accordance with its fiduciary duties, prior to the confirmation of the May Plan consummates (a) a merger or other business combination or similar transaction, (b) any sale or other disposition of all or substantially all the assets of the Company; or (c) any other financial restructuring of the Company (each, an “Alternate Transaction”), then the Company shall pay each holder of Senior Notes its pro rata portion of a cash fee equal to $4.2 million and, to the extent the GSI UK note claim is impaired under the Plan, pay GSI UK a cash fee equal to $0.4 million. Pursuant to the terms of the May Plan Support Agreement, the Company may not consummate an Alternate Transaction after the date the May Plan is confirmed and prior to the date it is effective. Additionally, the Company may not, prior to the effective date of the May Plan, enter into a binding agreement regarding an Alternate Transaction to be consummated following the effective date of the May Plan and the Company is required to conduct any discussions regarding such a transaction contemplated to be consummated following the effective date in consultation with an advisory board consisting of one representative appointed by the Required Noteholders, one representative appointed by the Equity Committee and the Company’s Chief Restructuring Officer.

The support of the Equity Committee, the Committee Members and the Consenting Noteholders under the May Plan Support Agreement will terminate under certain circumstances, including, without limitation, at the option of the Required Noteholders if (i) the Debtors are in material breach of any obligations under the May Plan Support Agreement, (ii) the Debtors file any motion or pleading with the Court that is inconsistent in a material respect with the May Plan Support Agreement or the May Plan, (iii) the Court grants relief that is materially inconsistent with the May Plan Support Agreement or the May Plan, (iv) the Debtors fail to achieve certain milestones with respect to the approval of the May Plan Support Agreement, the commencement of the Rights Offering, the expiration of the subscription election period for the Rights Offering or confirmation or effectiveness of the May Plan, (v) a trustee is appointed in the Chapter 11 Cases or any of the Chapter 11 Cases is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or if the Debtors make a motion for such appointment, dismissal or conversion, (vi) the Court enters an order invalidating, disallowing, subordinating, recharacterizing or limiting the principal and interest components of the Senior Note claims or disgorging any amounts paid prior to the Petition Date from any holder of the Senior Note claims. The May Plan Support Agreement also will terminate automatically if the Backstop Commitment Agreement is terminated.

The foregoing summary of the May Plan Support Agreement is a summary only and is qualified, in all respects, by the provisions of the May Plan Support Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Backstop Commitment Agreement

Pursuant to the Backstop Commitment Agreement, the Backstop Investors have agreed to backstop the entire rights offering contemplated by the May Plan by exchanging, for new common shares of the reorganized Company, a principal amount of Senior Notes equal to the number of unsubscribed common shares multiplied by the purchase price of $1.80 per share and, regardless of the number of shares purchased by shareholders in the rights offering, exchanging a minimum of $20 million of principal amount of Senior Notes for new common shares. The Backstop Commitment Agreement further provides that the Backstop Investors will receive a cash backstop fee equal to $4.25 million, which is 5% of $85 million, the maximum proceeds from the rights offering, that is payable upon consummation of the May Plan or an earlier termination of the Backstop Commitment Agreement. The Backstop Commitment Agreement includes termination provisions, including, without limitation, the (a) right of the Backstop Investors to terminate the agreement, if the Debtors fail to achieve certain milestones with respect to Court approval of the May Plan Support Agreement, the commencement of the Rights Offering, the expiration of the subscription election period for the Rights Offering or confirmation or effectiveness of the Plan, or if the Company enters into an Alternate Transaction and (b) the right of the Company to terminate the agreement following certain material breaches of the Backstop Commitment Agreement by a Backstop Investor that are not cured either by such investor or the other Backstop Investors.

The foregoing summary of the Backstop Commitment Agreement is a summary only and is qualified, in all respects, by the provisions of the Backstop Commitment Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

FTI Engagement Letter

Item 5.02 below is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities.

On May 14, 2010 the Debtors entered into the Backstop Commitment Agreement covering the sale, upon the effective date of the May Plan, of new common shares of the reorganized Company. The disclosure under Item 1.01 with respect to the Backstop Commitment Agreement is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2010, the Debtors entered into an engagement letter (the “Engagement Letter”) with FTI Consulting, Inc. (“FTI”) to provide for the services of Michael E. Katzenstein as Chief Restructuring Officer (“CRO”) and certain other temporary employees and management services to support Mr. Katzenstein in his role. The Engagement Letter remains subject to approval by the United States Bankruptcy Court for the District of Delaware (the “Court”), where the Chapter 11 Cases are currently pending.

Pursuant to the terms of the Engagement Letter, Mr. Katzenstein will remain employed by FTI and will perform services as CRO through FTI, reporting to the Company’s Board of Directors. Mr. Katzenstein will not receive any compensation from the Debtors and will not participate in any of the Debtors’ employee benefit plans. The Debtors will instead compensate FTI for Mr. Katzenstein’s services as CRO and the services of Gabriel E. Bresler, as Associate CRO, at an aggregate rate of $175,000 per month (the “Monthly Fee”). Mr. Katzenstein’s appointment is not set for any term and FTI or the Debtors may terminate the agreement to provide services at any time upon giving thirty (30) days written notice.

The Engagement Letter further provides that if, during the term of the engagement or during the three (3) months following the termination of the Engagement Letter (with the possibility that such three (3) month period could be extended in the case of a Sale) (i) certain preparations for the Debtors’ 2009 audit are completed and (ii) the Debtors completes a Restructuring or Sale (as such terms are defined in the Engagement Letter), FTI will earn a completion fee of $1,400,000 (the “Completion Fee”). The Completion Fee is payable in cash on the later of the date the audit preparations are completed, the effective date of the Restructuring or on the closing of the Sale, as the case may be. Each Monthly Fee actually paid after August 6, 2010, will be credited against the Completion Fee when earned.

The Engagement Letter further provides that the Debtors will use commercially reasonable best efforts to insure Mr. Katzenstein and Mr. Bresler under the Debtors’ directors and officers insurance; and unless it is unable to do so at a commercially reasonable cost, purchase a three (3) year directors and officers insurance “tail” or runoff policy covering the period of FTI’s service.

The description of the material terms of the Engagement Letter above is qualified in its entirely by reference to the actual Engagement Letter, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Restructuring Plan Support Agreement, dated May 14, 2010, by and among the Company, GSI, MES, the Equity Committee, the Equity Holders, Liberty Harbor Master Fund I, L.P., Tinicum Capital Partners II, L.P., Highbridge International LLC, Special Value Continuation Partners, L.P., Special Value Expansion Fund, LLC, Tennenbaum Opportunities Partners V, LP, Special Value Opportunities Fund, LLC, and Hale Capital Partners, LP.

10.2	Backstop Commitment Agreement, dated May 14, 2010, by and among the Company, GSI, MES, Liberty Harbor Master Fund I, L.P., Tinicum Capital Partners II, L.P., Highbridge International LLC, Special Value Continuation Partners, L.P., Special Value Expansion Fund, LLC, Tennenbaum Opportunities Partners V, LP, Special Value Opportunities Fund, LLC, and Hale Capital Partners, LP.

10.3	Engagement Letter, executed May 14, 2010, by and among the Company, GSI, MES and FTI.

Safe Harbor and Forward Looking Information

Certain statements in this current report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this current report that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: the agreement with the Consenting Noteholders, the Equity Committee and the Committee Members and the proposed modifications to the April Plan; the ability of the Company to successfully emerge from the Chapter 11 bankruptcy proceedings; whether the U.S. Bankruptcy Court will approve the restructuring plan; the Company’s ability to substantially reduce its outstanding indebtedness and interest burden; the completion of the reorganization and the effects of the reorganization on existing debt holders and shareholders, including anticipated dilution and ownership post-reorganization; and other statements that are not historical facts. These forward looking statements contain estimates and involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the ability of the Company to successfully complete the transactions contemplated by the agreements; the outcome of the Company’s Chapter 11 bankruptcy proceedings, including whether or not the proposed plan is ultimately approved by the U.S. Bankruptcy Court and the final terms thereof; the potential adverse impact of the Chapter 11 bankruptcy proceedings on the Company’s business, financial condition or results of operations; the occurrence of any event, change or other circumstance that could give rise to the termination of the plan support agreement that the Company has entered into with the Consenting Noteholders, the Equity Committee and the Committee Members; the highly unpredictable nature of the semiconductor and electronics materials processing industry; the Company’s ability to manage its significant indebtedness in light of current economic and business conditions; the results of the proposed restructuring including the issuance of a substantial amount of equity securities in exchange for a portion of the Company’s current indebtedness and the dilutive impact of such issuance, and the incurrence of additional material obligations as part of any such restructuring; the Company’s ability to reduce operating expenses and achieve anticipated cost reductions and savings; the Company’s ability to grow and increase profitability; future liquidity and valuation of auction rate securities; changes in accounting standards; failures of the Company to properly identify the timing of when revenue should be recognized; the Company’s ability to quickly increase manufacturing capacity and promptly respond to fluctuating product demands; the Company’s need to invest in research and development; the Company’s ability to develop and deliver new competitive technology and enhancements and customer acceptance thereof; failure to identify and manage weaknesses in internal controls; the effects of competition; risks related to consolidation of operations and the integration of operations and employees of acquired businesses, including Excel; the Company’s inability to recognize synergies of acquired businesses, including Excel; the Company’s ability to complete and file its delayed periodic reports with the SEC on a timely basis; the Company’s ability to regain listing of the Company’s shares on Nasdaq; and the risks of existing and future litigation and governmental or other regulatory inquiry or proceedings arising out of or related to the Company’s revenue recognition practices. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Date: May 18, 2010	GSI Group Inc.

	By:	/s/ Glenn E. Davis
Glenn E. Davis Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restructuring Plan Support Agreement, dated May 14, 2010, by and among the Company, GSI, MES, the Equity Committee, the Equity Holders, Liberty Harbor Master Fund I, L.P., Tinicum Capital Partners II, L.P., Highbridge International LLC, Special Value Continuation Partners, L.P., Special Value Expansion Fund, LLC, Tennenbaum Opportunities Partners V, LP, Special Value Opportunities Fund, LLC, and Hale Capital Partners, LP.

10.2	Backstop Commitment Agreement, dated May 14, 2010, by and among the Company, GSI, MES, Liberty Harbor Master Fund I, L.P., Tinicum Capital Partners II, L.P., Highbridge International LLC, Special Value Continuation Partners, L.P., Special Value Expansion Fund, LLC, Tennenbaum Opportunities Partners V, LP, Special Value Opportunities Fund, LLC, and Hale Capital Partners, LP.

10.3	Engagement Letter, executed May 14, 2010, by and among the Company, GSI, MES and FTI.